Halozyme Contact
Kurt Gustafson
Chief Financial Officer
(858) 704-8272
kgustafson@halozyme.com

Halozyme Therapeutics Reports Third Quarter 2011 Financial Results

Initiated two clinical trials of proprietary product candidates PEGPH20 and HTI-501

SAN DIEGO, November 7, 2011 – Halozyme Therapeutics, Inc. (NASDAQ: HALO),
a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the diabetes, cancer, dermatology and drug delivery markets, today reported financial results for the third quarter of 2011 and discussed recent business progress.

“The past few months highlight the progress at Halozyme on all fronts, with positive results from our Insulin programs, Roche’s Herceptin SC Phase 3 study and additional regulatory submissions for Baxter’s HyQ program,” said Gregory I. Frost, Ph.D., Halozyme’s President and CEO. “The initiation of trials with PEGPH20 and HTI-501, two first in class biologics developed by Halozyme, further support our growth strategy balanced by partnered revenue.”

Recent Highlights

•	Announced positive results from the Phase 3 HannaH trial, conducted by Roche, showing that women with HER2-positive early breast cancer who received a new, investigational subcutaneous (SC) injection of Herceptin® (trastuzumab), demonstrated comparable efficacy to Herceptin given as an intravenous (IV) infusion. HannaH is a Phase 3, open-label trial involving 596 women with HER2-positive early breast cancer and was designed to compare trastuzumab concentration in the blood, efficacy and safety of Herceptin SC to that of Herceptin IV. The trial met its co-primary PK and efficacy endpoints of pathologic complete response and trastuzumab concentration in the blood (serum concentrations) and efficacy. No new side effects were seen compared to previous trials with Herceptin IV.

•	Presented positive results from a study in type 1 diabetes patients who receive their insulin treatment via pump. The study demonstrated that pre-administration of rHuPH20 led to consistent insulin exposure over the infusion set life and better glucose control following meals.

•	Reported results from two Phase 2 clinical trials of its ultrafast rHuPH20 insulin analog formulations in patients with Type 1 and Type 2 diabetes. Both trials met the primary endpoint of non-inferiority of HbA1C compared to insulin analog. rHuPH20 insulin analog use resulted in a greater than 50% increase in the proportion of patients able to consistently (i.e. during at least 2/3 of meals) achieve AACE (American Association of Clinical Endocrinologists) guidelines for post-prandial glucose targets at both one and two hours after meals in both Type 1 and Type 2 patients.

•	Initiated a Phase 2 study with PEGPH20 in patients with stage IV previously untreated pancreatic cancer.

•	Initiated a Phase 1/2 study with HTI-501 in women with moderate to severe edematous fibrosclerotic panniculopathy, or cellulite.

•	Baxter presented its Phase III data for the HyQ program at the American College of Allergy, Asthma & Immunology. HyQ was shown to be effective in subjects with Primary Immunodeficiency and enabled 94% of subjects to receive full 3 or 4-weekly doses of IgG using a single site with very good local and systemic tolerability. Systemic infusion reactions occurred in 8.3% of HyQ infusions compared to 25% of infusions in the IV arm. HyQ also demonstrated improved bioavailability compared to IGSC and similar trough levels to IGIV when administered at 3 or 4-week intervals, at infusion rates and times faster than IGIV. Baxter submitted regulatory applications in the US in the second quarter and in the EU in the third quarter.

•	Achieved a $3 million milestone under ViroPharma agreement triggered by ViroPharma’s initiation of an open-label, multi-dose Phase 2 study of Cinryze® in combination with Halozyme’s ENHANZE™ Technology

Upcoming Anticipated Milestones

•	Reintroduce Hylenex® recombinant for the dispersion and absorption of other injected drugs and fluids in hospital and Ambulatory Surgery Centers — 4Q 2011

•	Discuss top line results from a Phase 1/2 study with HTI-501 in women with moderate to severe cellulite — 1H 2012

•	Present HannaH Phase 3 clinical trial data — 2012

•	Regulatory Submission Herceptin SC — 2012

•	Regulatory Submission Mabthera SC — 2012

•	PDUFA for Subcutaneous IgG Baxter Biosciences BLA — 2Q 2012

•	Complete Phase 2 study with Viropharma for SC Cinryze — 1H 2012

Third Quarter 2011 and Year-to-Date 2011 Financial Results

The net income for the third quarter of 2011 was $5.2 million, or $0.05 per share, compared with a net loss for the third quarter of 2010 of $(12.4) million, or $(0.13) per share. The net loss for the nine months ended September 30, 2011 was $(1.4) million, or $(0.01) per share, compared to a net loss of $(36.3) million, or $(0.39) per share, for comparable period in 2010.

•	Revenues for the third quarter of 2011 were $22.9 million, compared to $3.4 million for the third quarter of 2010. In July 2011, the Company and Baxter entered into agreements outlining certain rights, data and assets to be transferred to the Company in connection with the termination of the partnership with Baxter for the marketing rights of Hylenex recombinant. As a result, the Company recognized as revenue a one-time amount of $17.9 million from deferred revenues. Revenues in the third quarter of 2011 also consisted of a $3 million milestone payment from ViroPharma, the amortization of upfront payments received from Baxter and Roche of $0.6 million and research and development reimbursements from Baxter and Roche of $1.3 million.

•	Research and development expenses for the third quarter of 2011 were $13.5 million, compared with $12.4 million for the third quarter of 2010, primarily due to an increase in manufacturing activities and clinical trial activities.

•	Selling, general and administrative expenses for the third quarter of 2011 were $4.3 million, compared to $3.4 million for the third quarter of 2010. The increase for SG&A results from higher marketing expenses and legal expenses during the quarter.

•	Cash and cash equivalents were $66.3 million as of September 30, 2011, compared with $83.3 million as of December 31, 2010 and $89.8 million as of September 30, 2010. Net cash used in the third quarter of 2011 was approximately $12.8 million.

•	For 2011, the Company expects operating expense to be at the low end of the 15% — 20% operating expense growth guidance previously given. The Company expects net cash burn to be at the low end of the previously guided range of $30 and $35 million.

Conference Call

Halozyme management will host a conference call and webcast on November 7, 2011 to discuss these topics beginning at 4:30 p.m. EST (1:30 p.m. PST). To participate via telephone, please call 877.407.8037 for domestic callers or 201.689.8037 for international callers. A telephone replay will be available beginning shortly after the end of the call by dialing 877.660.6853 from the U.S. or 201.612.7415 for international callers and using account # 367 and replay ID # 376771. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for seven days.

About Halozyme Therapeutics

Halozyme Therapeutics is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the diabetes, cancer, dermatology and drug delivery markets. The Company’s product portfolio is based primarily on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s ENHANZE™ Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. In addition to partnerships that use Halozyme’s ENHANZE™ Technology, the Company has a number of product candidates in its pipeline that target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements including, without limitation, statements concerning the commercial reintroduction of Hylenex, the timing, scope and outcomes of our clinical trials and presentation of data from our clinical trials, future regulatory submissions and PDUFA dates for our product candidates, expected financial results including anticipated operating expenses and net cash burn for FY 2011 as well as expected activities under our collaborative partnerships that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “expect,” “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including clinical trial results, regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

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Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
REVENUES:
Product sales	$1,156,903	$98,100	$1,487,822	$695,440
Revenues under collaborative agreements	21,785,525	3,298,407	52,187,447	9,356,151

Total revenues	22,942,428	3,396,507	53,675,269	10,051,591

OPERATING EXPENSES:
Cost of product sales	11,723	7,214	201,675	96,413
Research and development	13,514,352	12,448,865	42,647,265	35,840,475
Selling, general and administrative	4,263,520	3,374,069	12,237,152	10,488,568

Total operating expenses	17,789,595	15,830,148	55,086,092	46,425,456

OPERATING INCOME (LOSS)	5,152,833	(12,433,641)	(1,410,823)	(36,373,865)
Interest and other income, net	12,360	24,065	56,586	25,889

NET INCOME (LOSS)	$5,165,193	$(12,409,576)	$(1,354,237)	$(36,347,976)

Net income (loss) per share:
Basic	$0.05	$(0.13)	$(0.01)	$(0.39)
Diluted	$0.05	$(0.13)	$(0.01)	$(0.39)
Shares used in computing net income (loss) per share:
Basic	103,233,352	93,626,893	102,282,904	92,342,665
Diluted	105,009,189	93,626,893	102,282,904	92,342,665

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,329,358	$83,255,848
Accounts receivable	6,237,904	2,328,268
Inventory	103,443	193,422
Prepaid expenses and other assets	4,297,814	3,720,896

Total current assets	76,968,519	89,498,434
Property and equipment, net	1,274,753	1,846,899

Total Assets	$78,243,272	$91,345,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,219,905	$3,820,368
Accrued expenses	8,864,705	8,605,569
Deferred revenue	3,707,795	2,917,129

Total current liabilities	13,792,405	15,343,066
Deferred revenue, net of current portion	36,667,445	55,176,422
Deferred rent, net of current portion	728,259	474,389
Stockholders’ equity:
Common stock	103,648	100,581
Additional paid-in capital	253,557,547	245,502,670
Accumulated deficit	(226,606,032)	(225,251,795)

Total stockholders’ equity	27,055,163	20,351,456

Total Liabilities and Stockholders’ Equity	$78,243,272	$91,345,333

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